Exhibit (c)(3)

Project Alinea TEAL SPECIAL COMMITTEE UPDATE JANUARY 2021 CONFIDENTIAL

The information herein has been prepared by Lazard Frères & Co . LLC (“Lazard”) based upon information supplied by you (“Teal” or the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company . Lazard has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any other entity, or concerning solvency or fair value of the Company or any other entity . With respect to financial forecasts, Lazard has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the relevant entity ; we assume no responsibility for and express no view as to such forecasts . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise . These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard ; provided, however, that you may disclose to any and all persons the U . S . federal income tax treatment and tax structure of any transaction described herein and the portions of these materials that relate to such tax treatment or structure . Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company (the “Special Committee”), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice . These materials are preliminary and summary in nature and do not include all of the information that the Special Committee should evaluate in considering a possible transaction . Lazard has been retained only by the Special Committee in connection with the transaction described herein and has no duties to any third party . Nothing herein shall constitute a commitment or undertaking on the part of Lazard or any related party to provide any service . Disclaimer PROJECT ALINEA CONFIDENTIAL 1

11.00 11.50 12.00 12.50 13.00 13.50 14.00 14.50 15.00 15.50 11-Dec-20 17-Dec-20 23-Dec-20 30-Dec-20 05-Jan-21 12-Jan-21 Market Price History PROJECT ALINEA Share Price Evolution Since December 11, 2020 $14.86 / share on 1/12/21 ($2.00 of dividends / share paid since 1/1/19) 12/14/20 Teal receives offer letter from Amber Source: FactSet, Company filings and publicly available sources. Historical stock prices shown are not adjusted for subsequent d ividends paid. Note: Market values as of January 12, 2021. 12/30/20 Special Committee Meeting & WSJ Article on Amber offer (post - close) 12/31/20 BestReviews 8K & EBITDA Guidance; Huber $15 price target 1/4/21 Noble $20.75 price target Volume in Shares (‘000s) 50 49 45 91 70 325 71 82 36 75 65 262 117 457 177 380 141 69 53 49 51 – 100 200 300 400 500 Avg. daily trading volume over the last 3 months was 95K shares $ 12/22/20 Special Committee Meeting $14.25 / share Amber offer 12/17/20 Special Committee Meeting 2

Comparables PROJECT ALINEA Source: Teal Management, Company filings, FactSet and Wall Street research. Note: Market values as January 12, 2021. 1 Pro forma for sale of BestReviews . Teal Mgmt. balance sheet as of Q4 2020. Share Price Performance Since December 24, 2020 (20%) 0% 20% 40% 60% 24-Dec-20 27-Dec-20 31-Dec-20 4-Jan-21 8-Jan-21 12-Jan-21 NYT (8.5%) S&P500 2.6% NWSA 3.3% LEE 21.2% PF GCI 40.4% Teal 16.5% Teal $12.75 FV / 2020E EBITDA (w/ Pensions) 5.0x 5.5x 5.2x 16.6x 28.7x FV / 2021E EBITDA (w/ Pensions) Teal ( Mgmt ) @ $14.86 3.3x 5.1x NA 15.0x 23.0x 31.6x 16.4x 5.1x 5.0x 12/24/20 Multiples 1 3.9x 25.3x 14.8x NA 4.7x 12/24/20 Multiples 2.6x 12/30/20 Special Committee Meeting & WSJ Article on Amber offer (post - close) Teal ( Mgmt ) @ $14.86 1 GCI equity value rose $160mm since 12/24/20 (9% on a $1.7bn firm value with pensions) 3

Commentary & Discussions PROJECT ALINEA Huber Research (12/31/20) $16 – $17  Initial offer is “significantly too low”; target 4.3x – 4.7x EBITDA Noble Capital Markets (1/4/21) $20.75  “Opportunistic lowball bid”; target 5.2x cash flow (raised target price to $20.75 from $17.50 / share) Mason Slaine (spoke with Phil Franklin on 1/5/21) $17+  At least $17 per share; below that better off rejecting and paying a $5 / share special dividend Patrick Soon - Shiong (spoke with Eric Medow on 1/11/21) -  Amber proposal looks low; will evaluate any substantive proposal which is endorsed by the Special Committee; noted that $14.25 / share was less than the price he had paid in 2016 ($15 / share) and that the stock had traded through $15 / share; open to signing an NDA and considering a voting agreement Amber -  Awaiting a response from the Special Committee; Moelis indicated that they expected a response by the end of this week; Akin and Moelis have forwarded diligence request lists Stewart Bainum , Jr. (1/5/21 letter) -  Primary interest in the Baltimore Sun; willing to explore buying 100% of Teal if he cannot reach agreement with Amber on a “fair value” for the Sun Jeremy Halbreich $15  Has been working on preparing a bid since July 2020 and has not been able to secure financing; currently, Jeremy is working with Trive Capital, which is based out of Dallas (middle market private equity); submitted a $15 / share non - binding proposal on 1/13 (financing discussions are at an early stage); in 2018 Jeremy tried to put together an offer for Teal, but was unsuccessful in securing financing Other Potential Acquirers -  No inquiry from Gannett, McClatchy or any other parties Party Suggested Deal Price / Share Comments Source: Wall Street research and publicly available sources. 1 Target price. 1 4

PROJECT ALINEA

Teal – Summary Financial Analysis – As Presented on 12/30/20

($ in millions, except per share values)

Teal Valuation Summary

		Implied Share Price Range		Firm Value	FV / 2020E EBITDA (Post-SBC)[1]	Key Assumptions
	Trading Comparables	$11.09	$14.91	$217 – $361	3.0x – 5.0x	- Range consistent with current and historical trading levels for Teal, Gannett and Lee; current market values based on 12/24/20 prices - New York Times has 44% LTM digital revenue (versus 19% for Teal); News Corp has other businesses like broadcasting and publishing
	Precedent Transactions	$12.05	$15.86	$253 – $397	3.5x – 5.5x	- Multiple range based on precedent transactions that have been executed since 2011 - Recent transactions (Gannett, Teal minority interest, Berkshire and McClatchy) ranged from 3.4x - 5.5x LTM EBITDA
	DCF Case A	$16.19	$21.29	$392 – $586	5.6x – 8.3x	- WACC: 9.00% – 11.00% - Terminal multiple of 3.0x – 5.0x 2023E EBITDA - Implied perpetuity growth rate of (11.2%) – (2.3%) with Teal revenue declining 4.7% in 2023
	DCF Case B	$14.13	$17.99	$314 – $460	4.5x – 6.5x	- WACC: 9.00% – 11.00% - Terminal multiple of 3.0x – 5.0x 2023E EBITDA - Implied perpetuity growth rate of (10.9%) – (2.1%) with Teal revenue declining 7.5% in 2023
	DCF Case C	$12.44	$15.42	$250 – $363	3.6x – 5.2x	- WACC: 9.00% – 11.00% - Terminal multiple of 3.0x – 5.0x 2023E EBITDA - Implied perpetuity growth rate of (10.5%) – (1.8%) with Teal revenue declining 7.5% in 2023
For Reference Only	52-Week High / Low	$5.50	$13.32	$5 – $301	0.1x – 4.2x	- High date: 12/26/2019 - Low date: 03/18/2020 - Current Amber offer value above 52-week high
For Reference Only	Analyst Price Targets	$15.00 Huber	$17.50 Noble	$364 – $459	5.0x – 6.4x	- Current Analyst Price Targets: - High: $17.50 (Noble: 12/17/20) - Low: $15.00 (Huber: 9/11/20)

Amber Initial Offer $14.25

Source: *Bloomberg, Company filings, FactSet, Thomson SDC and Wall Street research. DCFs based on Teal Case A, Case B, and Case C projections.*
Note: Values shown exclude upside from New Jersey real estate and IP addresses (Teal Management suggested these could be $30mm, or $0.79 / share, of additional value).
1 Based on $70mm of post-SBC EBITDA in 2020 (multiples adjusted for pensions).

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Teal w/ Pensions Teal w/o Pensions At Market Illustrative Offer Price At Market Illustrative Offer Price Share Price (01/12/2021) $14.86 $14.25 $15.00 $16.00 $17.00 $18.00 $19.00 $20.00 $14.86 $14.25 $15.00 $16.00 $17.00 $18.00 $19.00 $20.00 Implied Premium to Current (4.1%) 0.9% 7.7% 14.4% 21.1% 27.9% 34.6% (4.1%) 0.9% 7.7% 14.4% 21.1% 27.9% 34.6% % Bump vs. $14.25 5.3% 12.3% 19.3% 26.3% 33.3% 40.4% 5.3% 12.3% 19.3% 26.3% 33.3% 40.4% FDSO 37.778 37.770 37.890 37.890 37.890 37.897 37.897 37.904 37.778 37.770 37.890 37.890 37.890 37.897 37.897 37.904 Fully Diluted Equity Value $561 $538 $568 $606 $644 $682 $720 $758 $561 $538 $568 $606 $644 $682 $720 $758 Less: Cash Proceeds from Options (0) – (2) (2) (2) (2) (2) (2) (0) – (2) (2) (2) (2) (2) (2) Equity Value $561 $538 $567 $604 $642 $680 $718 $756 $561 $538 $567 $604 $642 $680 $718 $756 Plus: Pensions 17 17 17 17 17 17 17 17 – – – – – – – – Less: Cash (219) (219) (219) (219) (219) (219) (219) (219) (219) (219) (219) (219) (219) (219) (219) (219) Firm Value $359 $336 $365 $403 $441 $478 $516 $554 $342 $319 $348 $386 $424 $461 $499 $537 FV / LTM Revenue ($793mm / $793mm) 0.5x 0.4x 0.5x 0.5x 0.6x 0.6x 0.7x 0.7x 0.4x 0.4x 0.4x 0.5x 0.5x 0.6x 0.6x 0.7x FV / '19A EBITDA ($75mm / $73mm) 4.8x 4.5x 4.9x 5.4x 5.9x 6.4x 6.9x 7.4x 4.7x 4.4x 4.7x 5.3x 5.8x 6.3x 6.8x 7.3x FV / '20E EBITDA ($72mm / $70mm) 5.0x 4.7x 5.1x 5.6x 6.1x 6.6x 7.2x 7.7x 4.9x 4.5x 4.9x 5.5x 6.0x 6.5x 7.1x 7.6x FV / '21E EBITDA - Mgmt ($109mm / $107mm) 3.3x 3.1x 3.4x 3.7x 4.1x 4.4x 4.8x 5.1x 3.2x 3.0x 3.3x 3.6x 4.0x 4.3x 4.7x 5.0x Multiples At Various Prices / Share ($ in millions, except per share data) PROJECT ALINEA Source: Teal Management, Company filings, FactSet and Wall Street research. Note: Market values as of January 12, 2021. Balance sheet as of Q4 2020 provided by Teal management. 1 Pro forma for sale of BestReviews . 2 Pro forma for sale of BestReviews . All EBITDA metrics are presented after deducting stock - based compensation expense. The first parameters shown have also been a djusted for a $2mm add back of pension expense. 1 2 2 2 6

CONFIDENTIAL Appendix PROJECT ALINEA

PROJECT ALINEA APPENDIX

Selected Public Comparables

($ in millions, except per share values)

Public Comparables – News Media

	Mgmt	Street	TEAL[1] Low	TEAL[1] High	TEAL[2] (Street)	GANNETT[3]	LEE ENTERPRISES[4]	News Corp	The New York Times
Price per Share			**$11.09**	**$14.91**	**$14.86**	**$3.86**	**$1.43**	**$18.40**	**$46.98**
% 52 Week High			*80.9%*	*108.8%*	*98.2%*	*55.2%*	*65.3%*	*95.6%*	*90.7%*
Equity Value			**$419**	**$563**	**$561**	**$560**	**$86**	**$10,945**	**$7,918**
Plus: Debt			–	–	7	1,484	538	1,284	–
Plus: Minority Interest & Preferred Stock			–	–	–	4	2	6,667	2
Less: Cash			(219)	(219)	(222)	(254)	(34)	(1,539)	(816)
Less: Investments			(0)	(0)	(0)	(36)	(6)	(314)	(22)
Adj. Firm Value	**Mgmt**	**Street**	**$200**	**$344**	**$346**	**$1,758**	**$586**	**$17,044**	**$7,082**
2019A	*$73*	*$73*	*2.7x*	*4.7x*	*4.7x*	*3.9x*	*3.5x*	*15.1x*	*28.5x*
LTM	*64*	*64*	*3.1*	*5.4*	*5.4*	*5.5*	*4.6*	*16.1*	*28.4*
2020E	*70*	*58*	*2.8*	*4.9*	*6.0*	*5.4*	*4.6*	*16.5*	*29.8*
2021E	*107*	*76*	*1.9*	*3.2*	*4.6*	*5.0*	*NA*	*14.8*	*23.6*
Adj. Firm Value w Pension Obligation			**$217**	**$361**	**$365**	**$1,875**	**$662**	**$17,238**	**$7,332**
2019A	*$75*[5]	*$75*[5]	*2.9x*	*4.8x*	*4.9x*	*4.0x*	*3.9x*	*15.3x*	*27.5x*
LTM	*65*[5]	*65*[5]	*3.3*	*5.5*	*5.6*	*5.6*	*5.2*	*16.2*	*27.4*
2020E	*72*[5]	*59*[5]	*3.0*	*5.0*	*6.1*	*5.5*	*5.2*	*16.6*	*28.7*
2021E	*109*[5]	*78*[5]	*2.0*	*3.3*	*4.7*	*5.1*	*NA*	*15.0*	*23.0*
'19A - '21E Revenue CAGR			(14.2%)	(14.2%)	(18.6%)	(13.3%)	NA	(8.2%)	3.2%
'19A - '21E EBITDA CAGR			20.2%	20.2%	1.7%	(12.4%)	NA	(7.7%)	10.0%
'19A EBITDA Margin (post-SBC)			7.8%	7.8%	7.8%	10.9%	19.5%	11.8%	13.7%
'20E EBITDA Margin (post-SBC)			9.5%	9.5%	7.9%	9.7%	15.8%	11.8%	13.4%
'21E EBITDA Margin (post-SBC)			15.4%	15.4%	12.2%	11.1%	NA	13.4%	15.6%
Dividend Yield			–	–	–	–	–	1.1%	0.5%
% Digital Revenue (LTM)			19.0%	19.0%	19.0%	18.4%	26.6%	NA[6]	44.0%

Source: *Company filings, FactSet and Wall Street research.*

Note: Market values as of January 12, 2021. EBITDA shown on a Post-SBC basis.

1 Balance Sheet as of Q4 2020 per Teal Management. Figures are pro forma for the sale of BestReviews.

2 Balance sheet based on Q3 2020 public filings. Teal Street EBITDA numbers are based on broker projections. Figures are pro forma for the sale of BestReviews.

3 Pro forma for the repayment of $647mm of term loan debt using $497mm in proceeds from newly issued convertible notes, $135mm of real estate sales and $15mm of cash announced on December 17, 2020. Digital revenue percentage computed on a pro forma basis for merger with New Media.

4 EBITDA includes 50% of TNI / MNI EBITDA (which is not consolidated for GAAP).

5 Pension expense of $2mm added back to EBITDA and $17mm pension obligation added to Adj. Firm Value (for Teal).

6 News Corp does not fully disclose digital revenues.

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Letter from Stewart Bainum , Jr. APPENDIX PROJECT ALINEA January 5 , 2021 Special Committee of The Board of Directors Teal Publishing Company 160 N . Stetson Avenue Chicago, IL 60601 Care of Eric Medow, Lazard LLC Ladies and Gentlemen : I write to express my continued interest in the acquisition of The Baltimore Sun Media Group ("The Sun") from Teal Publishing Company . As you know, I have recently discussed the acquisition of The Sun with Amber Global Capital in connection with Amber's proposal to purchase all of the stock in Teal that it does not own . While those discussions are at a preliminary stage and we are hopeful they will soon progress, it is far from certain that they will . If I cannot reach an agreement with Amber on a fair value for The Sun in conjunction with their bid for Teal, I am willing to explore with the Special Committee purchasing all of the outstanding shares of Teal at a reasonable price that will deliver fair value to all Teal shareholders . I have engaged financial, legal and diligence advisors and we are prepared to move expeditiously to complete customary due diligence and negotiate and consummate a mutually acceptable transaction – whether it be for a purchase of the outstanding shares of Teal or for The Sun alone . Please contact me if I can provide any additional information helpful to the Special Committee . Sincerely, Stewart Bainum, Jr . LETTER TO THE TEAL SPECIAL COMMITTEE, 5 JANUARY 2021 8

PROJECT ALINEA APPENDIX

Trive / Halbreich

($ in millions, except per share values)

SOTP as Presented by Halbreich

	'21E	Multiple		Value	
Market	EBITDA	Low	High	Low	High
Chicago	$40	4.25x	5.00x	$170	$200
New York	(5)	–	–	25	35
Hartford	11	4.25	4.50	47	50
Orlando	10	5.00	6.00	50	60
Ft. Lauderdale	10	5.00	6.00	50	60
TCA	4	7.00	8.00	28	32
Allentown	8	4.25	4.50	34	36
VA Pilot	8	4.50	5.00	36	40
Daily Press	8	4.50	5.00	36	40
Total	**$94**[1]			**$476**	**$553**
BestReviews Cash				90	90
Teal Cash @ 12/31				125	125
Total Equity Value				**$691**	**$768**
Shares				36.6	36.6
Price per Share				**$18.87**	**$20.97**
Baltimore	$11	4.55x	4.55x	$50[2]	$50[2]
Shares				36.6	36.6
Value per Share				**$1.37**	**$1.37**
Adjusted Price per Share				**$20.24**	**$22.34**

Sources & Uses

Price / Share	$15.00
Assumed Shares	37.0
Equity Value	**$555**
Fees & Expenses	10
Total Uses	**$565**
Baltimore Sale	$50
Cash	190
Term Loan	170
Bainum Preferred Equity	15
Trive Preferred Equity	100
Common Equity	40
Total Sources	**$565**

To be bridged with additional term loan (Cash)

1.8x EBITDA and ~50% of capitalization (Term Loan)

Commentary

- **Need 45 days of diligence**
- **While SOTP is shown, the proposal does not necessarily assume a sale in pieces (and hence tax leakage)**
- **Trive will backstop the term loan**

Source: Halbreich proposal supporting documents.

1 Excludes $11mm of assumed Baltimore EBITDA.

2 Assumed sale price.

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